                           REORGANIZATION AGREEMENT

                                by and between

                         ADVANCED MICRO DEVICES, INC.,

                                      and

                                 BOLDCO, INC.

                           dated as of May 21, 2000

                           REORGANIZATION AGREEMENT

          This REORGANIZATION AGREEMENT dated as of the 21/st/ day of May, 2000 (the "Agreement") by and between Advanced Micro Devices, Inc., a Delaware corporation ("AMD"), and BoldCo, Inc., a California corporation (the "Company").

                                   RECITALS

          A. AMD engages through its Communication Products Division ("CPD") in the design, development, manufacture and sale of telecommunication products for public communications infrastructure systems, customer premise equipment and cordless telephony applications.

          B. AMD believes that it is in the best interests of the Business that the business, assets and operations of CPD be reorganized so that it is a "stand-alone" business.

          C. In furtherance of such reorganization, prior to the date hereof, the transfers set forth in Section 2.1 were consummated.

          D. The purpose of this Agreement is to finalize the reorganization of the operations of CPD as hereinafter provided.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions, representations, warranties and agreements hereinafter set forth, the parties hereby agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

     1.1  Previously Defined Terms.  Each term defined in the first paragraph
          ------------------------
hereof and the Recitals shall have the meaning set forth above whenever used herein.

     1.2  General Definitions.  Whenever used herein, the following terms shall
          -------------------
have the meaning set forth below:

          "Action" shall mean any action, order, writ, injunction, judgment or decree, suit, litigation, proceeding, labor dispute, arbitral action or investigation.

          "Affiliate" means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified.

          "AMD's Books and Records" means the books and records (including computerized records, ledgers, files and software) owned by AMD and its Affiliates that relate to the Retained Business and are necessary to operate the Retained Business, or are required by law to be retained by AMD, including, without limitation, all files relating to any Action being retained by AMD as a Retained Liability, original corporate minute books, stock ledgers and corporate seals, and all licenses, leases, agreements and filings relating to AMD or the Retained Business.

          "Ancillary Agreement" or "Ancillary Agreements" means the agreements set forth in Section 3.3(a), individually or collectively, respectively.

          "Applicable Law" or "Applicable Laws" shall mean, with respect to any Person, any domestic, foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, permit, authorization or opinion or any other requirement of law (including common law), all as in effect as of the Effective Date, of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

          "Assumed Liabilities" means all of the Liabilities primarily related to the Business; provided, that Assumed Liabilities shall not include the Retained Liabilities.

          "Assumption Agreement" has the meaning ascribed to such term in
Section 2.1(a).

          "Available Employees" shall mean the employees of AMD set forth on
Schedule 1.2(g).
---------------

          "Business" means the business and operations of CPD, as conducted by AMD immediately prior to the Effective Date.

          "Closing" has the meaning ascribed to such term in Section 3.1.

          "Company Shares" means the 138,888 shares of the Series A Preferred Stock issued by the Company to AMD at Closing.

          "Contract" shall mean any written agreement, understanding, arrangement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which AMD is a party that relates primarily to, and is necessary for the conduct of, the Business, together with those contracts set forth on Schedule 1.2(b).
                                           ---------------

          "CPD Accounts Receivable" means all net accounts receivable related to the Business.

          "CPD Assets" means the following assets, properties and rights which are used in and necessary for the conduct of the Business (excluding Retained Assets, and as modified in the ordinary course of business between the date hereof and the Effective Date):

               (A) the CPD Intellectual Property, including, but not limited to:

                    (i)  the registered trademarks or service marks set forth on
               Schedule 1.2(a)(i);
               ------------------

                    (ii) the unregistered trademarks, service marks, trade dress and/or trade names set forth on Schedule 1.2(a)(ii);
                                                     -------------------

                    (iii) the registered copyrights set forth on Schedule
                                                                  --------
               1.2(a)(iii);
               -----------

                    (iv)  the registered mask works set forth on Schedule
                                                                 --------
               1.2(a)(iv); and
               ----------

                    (v)   the registered domain names set forth on Schedule
                                                                   --------
               1.2(a)(v)
               ---------

               (B) Permits, including all applications therefor, to the extent such Permits are transferable;

               (C) the CPD Inventory;

               (D) the Contracts, including those set forth on Schedule 1.2(b),
                                                               ---------------
and right under the shared contracts set forth on Schedule 1.2(c);
                                                  ---------------

               (E) the personal property set forth on Schedule 1.2(d);
                                                      ---------------

               (F) the personal property leases set forth on Schedule 1.2(e);
                                                             ---------------

               (G) the patents set forth on Schedule 1.2(f) (the "CPD Patents");
                                                             -----------------

               (H) the CPD Books and Records;

               (I) the CPD Accounts Receivable; and

               (J) all litigation and claim files (whether on paper, computer disk, tape or other storage media) related to claims, actions, suits, proceedings, or investigations pending or threatened against the Business or the Company or any properties or rights of the Business or the Company, in each case which constitutes an Assumed Liability.

          "CPD Books and Records" means the books and records (including computerized records, files and software) owned by AMD that relate primarily to the Business and are necessary to operate the Business, including, without limitation, all licenses, leases, agreements and filings relating to the Business (but not including AMD's Books and Records).

          "CPD Intellectual Property" means the Intellectual Property owned by AMD that relates solely to the Business and is necessary to operate the Business.

          "CPD Inventory" means the inventory owned by AMD and used exclusively in connection with the Business, consisting of finished goods and work in process (i) which has progressed beyond the point in the manufacturing process where the inventory would be saleable to the Company under the terms of the Wafer Fabrication Agreement in the form attached hereto as Exhibit F; (ii)
                                                           ---------
consisting of unsorted wafers exfactory under the Logic Foundry Agreement between AMD and UMC, dated as of March 17, 1998 and (iii) consisting of sorted wafers exfactory under either the Wafer Supply Agreement between AMD and Sony Microelectronics, dated as of April 3, 1995 or the Wafer Supply Agreement to be entered into by the Company and Sony Microelectronics.

          "Effective Date" has the meaning ascribed to such term in Section 3.1.

          "Encumbrance" means, with respect to any CPD Asset, any mortgage, pledge, encumbrance, title defect, security interest, hypothecation, adverse claim, easement, right of way, including without limitation any lease, chattel mortgage, conditional sales contract, collateral security arrangement and other title or interest retention arrangement.

          "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Substances by AMD, or by its agents, representatives, employees, or independent contractors when acting in such capacity on behalf of AMD.

          "Environmental Laws" shall mean all Applicable Laws that relate to or impose liability or standards of conduct concerning the protection, investigation or restoration of the environment or natural resources including, without limitation: (i) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land; (ii) all requirements relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, transports or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and
(iii) the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act (each as amended as of the Effective Date) and all requirements promulgated pursuant to any of these or analogous state or local statutes.

          "Environmental Liabilities" means any and all Liabilities arising in connection with or in any way relating to AMD (or any predecessor of AMD or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by such AMD, the Business (as currently or previously conducted), or the CPD Assets which (i) arise under or relate to any Environmental Laws or Environmental Conditions and (ii) relate to actions occurring or conditions existing on or prior to the Effective Date.

          "Governmental Authority" means any foreign, domestic, federal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws, including without limitation all flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents, waste waters, petroleum products or by-products and urea-formaldehyde insulation.

          "Inactive Employee" means any employee of AMD set forth on Schedule
                                                                     --------
1.2(g) who is not actively employed as of the Closing as a result of being on
------
long-term disability.

          "Intellectual Property" means all trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, slogans, and registrations and applications for registration or renewal thereof; copyrights and registrations or renewals thereof; mask works and registrations thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential and technical information; all other intellectual property and proprietary rights; copies and tangible embodiments thereof (in whatever form or medium, including electronic media); and licenses of any of the foregoing; provided, however, that Intellectual Property shall not include the CPD Patents.

          "International Employee" means any employee of AMD set forth on
Schedule 1.2(g) who is primarily employed outside the United States.
---------------

          "Liabilities" shall mean any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          "Permits" means all material licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies and all industry or other nongovernmental self-regulatory organizations, in each case, primarily related to, or necessary to operate, the Business as currently conducted by AMD.

          "Permitted Encumbrances" means (i) Encumbrances for current taxes not yet due and payable, (ii) purchase money security interests, (iii) liens imposed by law, such as materialmen's, mechanics', workers', repairmen's, employees', carriers', vendors', warehousemen's and other like liens arising in the ordinary course of business in respect of obligations that are not yet due and payable or will be paid by AMD in the ordinary course following the Effective Date or (iv) Encumbrances that are insignificant, individually and in the aggregate, to the operation of the Business.

          "Person" means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

          "Reasonable Efforts" means the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require any expenditure of funds or the incurrence of any liability, in either case which is unreasonable in light of the related objective, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment in light of the objective attempted to be achieved. The fact that the objective is not actually accomplished is not dispositive evidence that the obligated party did not in fact utilize its Reasonable Efforts in attempting to accomplish the objective.

          "Retained Assets" means the assets of AMD and its Affiliates other than the CPD Assets, including without limitation all cash (other than cash used to meet the minimum capital requirements of the foreign subsidiaries referred to in Sections 2.3 through 2.8, which amounts shall be paid to AMD by the Company following the Closing).

          "Retained Business" shall mean the businesses conducted by AMD and its Affiliates other than the Business.

          "Retained Liabilities" means any of the following liabilities or obligations of AMD or its Affiliates, whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent:

          (a) any liabilities or obligations incurred by AMD or its Affiliates in connection with the conduct of the Retained Business;

          (b) any workers' compensation claims related to the operation of the Business prior to the Closing and all obligations and liabilities under any employee plan or benefit arrangement of AMD or its Affiliates in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee and all liabilities and obligations in respect of benefits accrued as of the Effective Date by Transferred Employees under any employee plan or benefit arrangement of AMD or its Affiliates;

          (c) any Liability resulting from any default or nonperformance by AMD prior to the Effective Date under any Contract;

          (d) any Liability in any pending or threatened litigation or governmental proceeding, in either case, to which AMD or any of its Affiliates is a party prior to the Closing;

          (e) any Liability pertaining solely to a Retained Asset;

          (f) Environmental Liabilities;

          (g) obligations, as of the Effective Date, which are (1) obligations for borrowed money; (2) obligations evidenced by notes, bonds, debentures or similar instruments; or (3) obligations in the nature of guarantees of the obligations described in clauses (1) or (2) of any Person, keep well agreements or similar obligations, except to the extent expressly assumed by the Company;

          (i) any liabilities or obligations related to indemnification or other provision under any contract or other agreement pursuant to which any sale or disposition was made of any business or product line formerly owned or operated by AMD or any predecessor but not presently so owned or operated;

          (j) any Transferred Employee Liabilities;

          (k) any liabilities or obligations of AMD or any of its Affiliates for indemnification of any present or former director or officer of (or other person serving in a fiduciary capacity at the request of) AMD or its Affiliates based on actual or alleged breach of fiduciary duty of such person prior to Closing;

          (l) any liabilities or obligations incurred on or prior to the Effective Date related to intercompany trade payables or intercompany debt;

          (m) any (x) Tax of the Company or AMD described in clause (i) of the definition of Tax related to all taxable periods ending on or prior to the Effective Date or the pre-Closing portion of all complete taxable periods that include, but do not end on, the Closing and (y) Tax described in clause (ii) or
(iii) of the definition of Tax, and any liability as transferee. For purposes of this Agreement, "Tax" means (i) any net income, alternative or add-on minimum
                    ---
tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by AMD or the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Date a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person; and

          (n) any liabilities incurred for sales commissions to be paid to sales representatives selling products of the Business with respect to periods prior to the Effective Date for which the corresponding accounts receivable upon which such sales commissions liabilities have been incurred have been collected by AMD.

          "Series A Preferred Stock" means the Series A Preferred Stock of the Company.

          "Transferred Employee Liabilities" means with respect to Transferred Employees (i) liabilities incurred for payroll and payroll taxes with respect to periods prior to the Effective Date and (ii) liabilities incurred for retention and incentive bonuses under programs implemented by AMD with respect to periods prior to the Effective Date.

          "Transferred Employees" shall mean the employees of AMD set forth on
Schedule 1.2(g) but excluding Available Employees, Inactive Employees,
---------------
International Employees and Visa Employees.

          "Visa Employee" means any employee of AMD set forth on Schedule 1.2(g)
                                                                 ---------------
who is so designated on such Schedule.

     1.3  Interpretation.  Unless the context of this Agreement otherwise
          --------------
requires, (a) words of any gender shall be deemed to include each other gender,
(b) words using the singular or plural number shall also include the plural or singular number, respectively, and (c) reference to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement.

                                  ARTICLE II.
                                   TRANSFERS

     2.1  Prior Transfers.  Prior to the date of this Agreement or at such other
          ---------------
time as set forth in this Section 2.1, as part of the reorganization of the operations of CPD as a stand-alone business, the following transactions have been or will be consummated:

          (a) In connection with the transactions contemplated herein, AMD assumed and agreed to perform, pay and discharge all Liabilities and obligations of the Company arising on or prior to May 21, 2000 and that relate to activities the Company engaged in on or prior to May 21, 2000. AMD and the Company executed and delivered the Assumption Agreement (the "Assumption Agreement"), a true and correct copy of which is attached hereto as Exhibit A and incorporated
                                                     ---------
by reference herein.

          (b) AMD contributed to the Company, free and clear of any Encumbrances (other than Permitted Encumbrances) such of the CPD Assets owned by or held by AMD and set forth on Schedule 2.1(b) hereto. In connection with the
                     ---------------
transactions referred to in this Section 2.1(b), AMD and the Company executed and delivered the transfer documents (the "Transfer Documents"), true and correct copies of which are attached hereto as Exhibit B and incorporated by
                                               ---------
reference herein.

          (c) The Company and AMD shall execute and deliver such other transfer documents as are necessary and appropriate to consummate the transactions contemplated in this Section 2.1.

     2.2  Closing.
          -------

          (a) At the Closing on the Effective Date (i) AMD shall transfer, assign, convey and license to the Company, free and clear of any Encumbrances (other than Permitted Encumbrances), the CPD Assets (to the extent not previously transferred pursuant to the Transfer Documents and excluding CPD Assets being transferred pursuant to Sections 2.3 through 2.8); (ii) the Company shall assume, agree to perform, and in due course pay and discharge, the Assumed Liabilities (excluding Assumed Liabilities being transferred pursuant to Sections 2.3 through 2.8); and (iii) AMD shall use its Reasonable Efforts to cause the Transferred Employees, Inactive Employees, International Employees and Visa Employees to become employees of the Company (or of an appropriate subsidiary of the Company). The Inactive Employees, International Employees and Visa Employees will not become employees of the Company (or of an appropriate subsidiary of the Company) on the Effective Date but may become employees of the Company (or of an appropriate subsidiary of the Company) at a future date. Such transactions shall be effected pursuant to transfer documents in forms reasonably agreed to by the parties. The Company shall not assume or pay and AMD hereby agrees that it shall continue to be responsible for the Retained Liabilities.

          (b) At the Closing on the Effective Date, in consideration of the transfers of the CPD Assets made pursuant to this Article II, the Company shall issue to AMD: (i) the Company Shares; and (ii) a warrant to purchase 11,000,000 shares of the Company's common stock in the form attached hereto as Exhibit C
                                                                    ---------
(the "Common Warrant").

     2.3  Germany.
          -------

          (a) As soon as practicable after the execution of this Agreement, the Company shall use its Reasonable Efforts to incorporate or acquire a shelf company in the form of a GmbH wholly owned by the Company (the "Germany Subsidiary").

          (b) At the Closing or as soon as reasonably practicable thereafter,
(i) AMD shall cause Advanced Micro Devices GmbH to transfer, assign, convey and deliver to the Germany Subsidiary, free and clear of any Encumbrances (other than Permitted Encumbrances), such of the CPD Assets and Assumed Liabilities that relate to the operations of the Business in Germany owned or held by Advanced Micro Devices GmbH. Such transactions shall be effected pursuant to transfer documents reasonably satisfactory to AMD and the Company.

     2.4  France.
          ------

          (a) As soon as practicable after the execution of this Agreement, the Company shall use its Reasonable Efforts to incorporate or acquire a shelf company in the form of a Sarl, Eurl, or SAS wholly owned by the Company (the "France Subsidiary").

          (b) At the Closing or as soon as practicable thereafter, (i) AMD shall cause Advanced Micro Devices S.A. to transfer, assign, convey and deliver to the France Subsidiary, free and clear of any Encumbrances (other than Permitted Encumbrances), such of the CPD Assets and Assumed Liabilities that relate to the operations of the Business in France owned or held by Advanced Micro Devices S.A.. Such transactions shall be effected pursuant to transfer documents reasonably satisfactory to AMD and the Company.

     2.5  Italy.
          -----

          (a) As soon as practicable after the execution of this Agreement, the Company shall use its Reasonable Efforts to incorporate or acquire a shelf company in the form of an Srl owned 99.9% by the Company and .1% by CPD International (as defined below) (the "Italy Subsidiary").

          (b) At the Closing or as soon as reasonably practicable thereafter,
(i) AMD shall cause Advanced Micro Devices S.p.A. to transfer, assign, convey and deliver to the Italy Subsidiary, free and clear of any Encumbrances (other than Permitted Encumbrances), such of the CPD Assets and Assumed Liabilities that relate to the operations of the Business in Italy owned or held by Advanced Micro Devices S.p.A. Such transaction shall be effected pursuant to transfer documents reasonably satisfactory to AMD and the Company.

     2.6  United Kingdom.
          --------------

          (a) As soon as practicable after the execution of this Agreement, the Company shall use its Reasonable Efforts to incorporate or acquire a shelf company in the form of a limited company, wholly owned by the Company (the "UK Subsidiary").

          (b) At the Closing or as soon as reasonably practicable thereafter,
(i) AMD shall cause Advanced Micro Devices (U.K.) Limited to transfer, assign, convey and deliver to the UK Subsidiary, free and clear of any Encumbrances (other than Permitted Encumbrances), such of the CPD Assets and Assumed Liabilities that relate to the operations of the Business in England owned or held by Advanced Micro Devices (U.K.) Limited. Such transaction shall be effected pursuant to transfer documents reasonably satisfactory to AMD and the Company.

     2.7  Japan.
          -----

          (a) As soon as practicable after the execution of this Agreement, the Company shall use its Reasonable Efforts to incorporate or acquire a shelf company in the form of a KK, wholly owned by the Company (the "Japan Subsidiary").

          (b) At the Closing or as soon as reasonably practicable thereafter,
(i) AMD shall cause AMD Japan Ltd. to transfer, assign, convey and deliver to the Japan Subsidiary, free and clear of any Encumbrances (other than Permitted Encumbrances), such of the CPD Assets and Assumed Liabilities that relate to the operations of the Business in Japan owned or held by AMD Japan Ltd. Such transaction shall be effected pursuant to transfer documents reasonably satisfactory to AMD and the Company.

     2.8  Barbados.
          --------

          (a) As soon as practicable after the execution of this Agreement, the Company shall use its Reasonable Efforts to incorporate or acquire a shelf company in the form of a corporation, wholly owned by the Company (the "Barbados Subsidiary").

          (b) AMD shall (i) timely and properly file an election pursuant to section 927(f) of the Code to treat the Barbados Subsidiary as a foreign sales corporation within the meaning of section 922 of the Code, and (ii) take any other actions necessary in order to ensure that the Barbados Subsidiary qualifies as a foreign sales corporation within the meaning of section 922 of the Code for its initial taxable year.

     2.9  United States.
          -------------

          (a) Promptly after the execution of this agreement, the Company shall use its Reasonable Efforts to cause to be incorporated a Delaware corporation wholly owned by the Company ("CPD International").

          (b) The Company shall use its Reasonable Efforts to cause CPD International to establish branches in Hong Kong, China, Taiwan, Singapore, Korea and Sweden prior to the Closing, and shall use its Reasonable Efforts to take all actions to ensure that such branches are properly organized including but not limited to ensuring that proper registration, licenses, permits and minimal capital requirements are met.

     2.10 Foreign Subsidiaries.  AMD will use Reasonable Efforts to cause the
          --------------------
Company to establish the subsidiaries and branches and to complete the transfers enumerated in Sections 2.3 through 2.8 on or before the Effective Date. If, however, the Company is unable to establish one or more of the subsidiaries or branches or complete one or more of the transfers by the Effective Date, AMD will enter into one or more services agreements with the Company, in forms to be reasonably agreed upon by the parties, such that the Company can continue to operate in each of the locations specified in Sections 2.3 through 2.8 in substantially the manner in which it was operating before the Effective Date until such time that a transfer can reasonably be completed.

                                 ARTICLE III.
                        CLOSING AND CLOSING DELIVERIES

     3.1  Effective Date.  The term "Closing" as used herein shall refer to the
          --------------
actual transfers, assignments, conveyances and deliveries contemplated by
Article II as taking place at the Closing. The Closing shall take place as soon as reasonably practical following the date upon which the conditions precedent set forth in Section 5.1 are satisfied or such other effective time as the parties may agree (the "Effective Date").

     3.2  Deliveries at Closing.
          ---------------------

          (a) With respect to the transactions contemplated by Article II:

              (i) AMD shall deliver to the Company the following:

                   (A) the transfer documents and all such deeds, bills of sale, lease assignments and other contract assignments and other documents and instruments of sale, transfer, assignment, conveyance and deliverance as may be necessary and appropriate to implement the intended transfers contemplated by
Article II; and

                   (B) such other documents and instruments as may be reasonably necessary to implement the transfers contemplated hereby.

              (ii) The Company shall deliver to AMD the following:

                   (A) an Assumption Agreement in the form agreed to by the parties, pursuant to which the Company covenants and agrees to assume the Assumed Liabilities;

                   (B) transfer documents and such other documents and instruments as may be reasonably necessary to implement the transfers and assumption of the Assumed Liabilities;

                   (C)  the Company Shares; and

                   (D)  the Common Warrant.

              (iii) The consents and approvals of the Governmental Authorities and other Persons listed on Schedule 3.2(a) hereto shall be obtained, subject to
                            ---------------
any changes in applicable law after the date hereof.

     3.3  Ancillary Agreements.
          --------------------

          (a) At the Closing, AMD and the Company shall enter into, execute and deliver the following additional documents:

              (i) an Administrative Services Agreement in the form attached hereto as Exhibit D;
          ---------

              (ii) a Wafer Fabrication Agreement in the form attached hereto as Exhibit E;
---------

              (iii) an Assembly, Test, Mark and Pack Agreement in the form attached hereto as Exhibit F;
                   ---------

              (iv) a Patent Assignment Agreement in the form attached hereto as Exhibit G; and
---------

              (v) a Intellectual Property Cross-License Agreement in the form attached hereto as Exhibit H.
                   ---------

     3.4  Cooperation.  Each of AMD and the Company shall, at the request of the
          -----------
other party, prior to, on and after the Closing, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required to consummate or otherwise implement the transactions contemplated by this Agreement.

                                  ARTICLE IV.
                PRE-CLOSING FILINGS, CONSENTS AND OTHER MATTERS

     4.1  Governmental Filings.  The parties hereto covenant and agree with each
          --------------------
other to (a) promptly file, or cause to be promptly filed, with any Governmental Authority all such notices, applications (including applications for permits, licenses and other similar instruments), forms or other documents as may be necessary to consummate the transactions contemplated hereby and to permit the Company to operate that portion of the Business transferred to it, including, without limitation, the consents, approvals of the Governmental Authorities and applications for permits and licenses set forth on Schedule 3.2(a) hereto and
                                                   ---------------
(b) thereafter diligently pursue all such consents, approvals and applications.

     4.2  Consent of Third Parties.  AMD shall use its Reasonable Efforts to
          ------------------------
obtain prior to the Closing any consents, approvals, authorizations and agreements of and to give all notices and make all other filings with, any third parties, including Governmental Authorities, necessary to authorize, permit or approve the consummation of the transactions contemplated hereby or to continue in effect and to assure that the Company shall be entitled to all of the material benefits of the Contracts set forth on Schedule 4.2 hereto (the
                                                ------------
"Material Contracts"), including without limitation: (i) as required, the consent of third parties to the assignment to, and assumption by, the Company of the Material Contracts; and (ii) the consent of any Governmental Authority to the assignment to the Company of the Permits. The Company and AMD shall cooperate with each other with respect thereto.

     4.3  Shared Contracts.  (a) At the request of the Company, AMD shall, and
          ----------------
shall cause its Affiliates to, use its Reasonable Efforts to make available to the Company (or its designated Affiliates) the benefits and rights under the Shared Contracts which are as equivalent as practicable to the benefits and rights enjoyed by AMD under each such contract, to the extent such benefits relate to the Business; provided, however, that the Company shall assume and discharge (or reimburse AMD for) the obligations and liabilities under the relevant Shared Contracts associated with the benefits and rights so made available to the Company.

          (b) At the request of AMD, the Company shall, and shall cause its Affiliates to, use its Reasonable Efforts to make available to AMD (or its designated Affiliates) the benefits and rights under the Shared Contracts which are as equivalent as practicable to the benefits and rights enjoyed by the Company under each such contract, to the extent such benefits relate to the Retained Business, provided, however, that AMD shall assume and discharge (or reimburse the Company for) the obligations and liabilities under the relevant Shared Contracts associated with the benefits and rights so made available to AMD.

          (c) "Shared Contract" shall mean, for the purposes of Section 4.3(a), all arrangements, contracts, leases and other agreements set forth on Schedule
                                                                      --------
1.2(c).
------

     4.4  Entity Classification.  If an election pursuant to Treasury Regulation
          ---------------------
section 301.7701-3 is required for an entity listed on Schedule 4.4 to be
                                                       ------------
classified for U.S. federal income tax purposes in the manner set forth on
Schedule 4.4, AMD shall cause such entity to make such an election as promptly
------------
as possible and where possible in such a manner that the election is effective on the date of the formation of such entity. For such time as any such entity is an Affiliate of AMD, AMD shall not permit any entity to make an election pursuant to Treasury Regulation section 301.7701-3 that would cause such entity to be classified other than in the manner set forth in Schedule 4.4.
                                                       ------------

     4.5  Available Employees.  The Company may solicit to hire or hire any of
          -------------------
the Available Employees. To the extent the Company hires any Available Employees, such Available Employees shall be deemed Transferred Employees hereunder.

                                  ARTICLE V.
                             CONDITIONS PRECEDENT

     5.1  Conditions to Closing.
          ---------------------

          The obligations of the parties hereto to close the transactions hereunder are subject to the following conditions precedent:

          (a) No investigation, action, suit or proceeding by any Governmental Authority, and no action, suit proceeding by any other Person, shall be pending on the Effective Date which challenges, or might reasonably result in a challenge to, this Agreement or any of the transactions contemplated hereby, or which claims, or might reasonably give rise to a claim for, damages in a material amount as a result of the consummation of this Agreement.

          (b) All documents and instruments to be executed and delivered pursuant to this Agreement, including, without limitation, the documents and instruments to be delivered pursuant to Article III, shall be reasonably satisfactory to the parties hereto to whom such documents are to be delivered.

          (c) AMD and the Company shall have agreed to the form of each of the Ancillary Agreements.

          (d) All required consents and approvals of any Governmental Authority and the consents and approvals of any other Persons and all permits, licenses and similar instruments set forth on Schedule 3.2(a) hereto shall have been
                                     ---------------
obtained and be in full force and effect as of the Effective Date and such consents, approvals, permits, licenses and other instruments shall not impose any restrictions, limitations or conditions which would have a material adverse effect on the financial condition or results of operations of the Business.

                                  ARTICLE VI.
                                  TERMINATION

     6.1  Termination.  This Agreement shall be terminated upon the occurrence
          -----------
of either of the following:

          (a) if the Closing shall not have occurred on or before September 30, 2000, unless AMD elects to extend such date; or

          (b) upon mutual agreement of AMD and the Company.


                                 ARTICLE VII.
                                 MISCELLANEOUS


     7.1  Further Actions.
          ------------------

          (a) The parties hereto agree to use Reasonable Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby at or prior to the Closing.

          (b) AMD shall, and shall cause its Affiliates to, use Reasonable Efforts to enter into such agreements and other arrangements (including sublicenses and subleases) with the appropriate parties as are necessary to ensure that the Company and its subsidiaries after the Closing own or hold the assets, properties and rights (together with the benefits provided under the Ancillary Agreements) of CPD sufficient to operate the Business as operated on the date hereof.

          (c) The Company shall pay or cause to be paid the fees and expenses (including the contribution of minimum capital requirements) incurred in connection with the establishment of the entities referred to in Sections 2.3 through 2.8 or, following the Closing, shall reimburse AMD for any such amounts, which amounts shall not constitute Retained Liabilities.

     7.2  Notices.  Unless otherwise provided herein, any notice, request,
          -------
instruction or other document to be given hereunder by any party to the others shall be in writing and effective when delivered in person or by courier or nationally recognized overnight delivery service (with a receipt obtained therefor), or by facsimile transmission (with an executed copy mailed as described below), or effective on the date receipt is acknowledged when mailed by certified mail, postage prepaid, return receipt requested, as follows:


           If to AMD:                         Advanced Micro Devices, Inc.
                                              One AMD Place
                                              P.O. Box 3453
                                              Sunnyvale, California 94088-3453
                                              Facsimile:  (408) 774-7399
                                              Attention:  General Counsel

           With a copy to:                    Latham & Watkins
                                              135 Commonwealth Drive
                                              Menlo Park, California 94025
                                              Facsimile:  (650) 463-2600
                                              Attention:  Christopher L. Kaufman

           If to the Company                  BraveTwo Acquisition, L.L.C.
           following the Closing:             c/o Francisco Partners, L.P.,
                                              One Maritime Plaza, Suite 2500
                                              Francisco, California 94111
                                              Attention:  General Counsel
                                              Facsimile:  (415) 986-1320

           With a copy to:                    Davis Polk & Wardwell
                                              1600 El Camino Real
                                              Menlo Park, California 94025
                                              Attention:  William M. Kelly
                                              Facsimile:  (650) 752-2111


or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     7.3  Entire Agreement.  The agreement of the parties, which is comprised of
          ----------------
this Agreement, the Exhibits and the Schedules hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

     7.4  Assignment; Binding Effect; Severability.  This Agreement may not be
          ----------------------------------------
assigned by any party hereto without the written consent of the other party hereto, except that the Company may assign this Agreement and its rights and obligations hereunder to or for the account of lenders providing financing to the Company solely and specifically for the purpose of securing such financing. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use Reasonable Efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

     7.5  Governing Law.  This Agreement shall be construed, interpreted and the
          -------------
rights of the parties determined in accordance with the laws of the State of California, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

     7.6  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.7  Headings.  The headings of the Articles and Sections herein are
          --------
inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     7.8  Amendment and Waiver.  The parties may by mutual agreement amend this
          --------------------
Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

     7.9  U.S. Currency.  Unless otherwise stated, all dollars specified in this
          -------------
Agreement, and the Exhibits and Schedules attached or referred to herein, shall be in U.S. dollars.



                            [signature page follows]

     IN WITNESS WHEREOF, each of AMD and the Company has caused this Reorganization Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first written above.

                                       ADVANCED MICRO DEVICES, INC., a
                                       Delaware corporation


                                       /s/ Thomas M. McCoy
                                       ----------------------------
                                       Name:  Thomas M. McCoy
                                            -----------------------
                                       Title: Senior Vice President
                                             ----------------------



                                       BOLDCO, INC., a California corporation



                                       /s/ Thomas M. McCoy
                                       ----------------------------
                                       Name:  Thomas M. McCoy
                                            -----------------------
                                       Title: President
                                             ----------------------